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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP

The Board of Directors
Epoch Biosciences, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (File Nos. 333-88909 and 33-66742) and Form S-8 (File No. 33-73074), of
Epoch Biosciences, Inc., of our report dated January 19, 2001, relating to the balance sheets of Synthetic Genetics, a division of Immune Complex Corporation, as of December 31, 1998 and 1999, and the related statements of operations, divisional equity (deficit), and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Epoch Biosciences, Inc. dated January 26, 2001.

/s/ KPMG LLP
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    KPMG LLP

Seattle, WA
January 26, 2001